Filed pursuant to Rule 433 | Registration Statement Nos. 333-162219, 333-162219-01, 333-179685 and 333-179685-01

BUILDING TOMORROW™

High Net Worth Clients Need High Net Worth Ideas.

Looking for innovative ideas to bring to your clients?

You are invited to join our webinar panelists, Raymond James Financial Services Chairman's Council Advisor Van Pearcy, Raymond James Financial Services Branch Manager Tom Christopher, and Pacer Financial National Sales Director Sean O'Hara, as they provide ideas to address your clients' current concerns and future needs.

Webinar Details:
Thursday, July 26th, 4:00PM ET

Agenda:
- Hear from Van Pearcy and Tom Christopher on how they utilize trend-following strategies for their clients' portfolios
- Gain knowledge on the latest market trends
- Participate in a Q&A Session

Registration:
Register at https://pacerfinancial.webex.com
After registering you will receive an e-mail with webinar details.

FOR BROKER-DEALERS AND REGISTERED INVESTMENT ADVISORS ONLY.
(Not for distribution to individual investors)



Thomas V. Christopher
Branch Manager
Raymond James Financial Services



Van Pearcy
Chairman's Council Advisor
Raymond James Financial Services



Sean O'Hara
National Sales Director
Pacer Financial

FOR INVESTMENT PROFESSIONALS ONLY.

The Royal Bank of Scotland Group plc, The Royal Bank of Scotland plc (RBS plc), The Royal Bank of Scotland N.V. (RBS NV) and RBS Holdings N.V. (collectively, the RBS Entities) have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication may relate. Before you invest in any RBS ETNs, you should read the relevant prospectus in that registration statement and other documents that have been filed with the SEC for more complete information about the RBS Entities and the relevant offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBS plc, RBS NV, RBS Securities Inc. or any dealer participating in this offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling 1-855-RBS-ETPS (toll-free).

RBS®